Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pan Pacific Properties, Inc.:

We consent to the incorporation by reference in this Registration Statement dated July 28, 2006, on Form S-4 of Kimco Realty Corporation of our reports dated February 21, 2006, with respect to the consolidated balance sheets of Pan Pacific Retail Properties, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement Schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Pan Pacific Retail Properties, Inc. and to the reference to our firm under the heading “Experts” in such registration statement.

/s/KPMG LLP

San Diego, California

July 28, 2006